Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Sabine Pass LNG, L.P. of our report dated October 5, 2006, relating to the financial statements of Sabine Pass LNG, L.P., which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP
UHY LLP

Houston, Texas
November 22, 2006